ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

WESBANCO, INC.

Pursuant to the provisions of Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopted the following Articles of Amendment to its Restated Articles of Incorporation by unanimous approval of the directors as approval of the shareholders was not required by applicable provisions of its Articles of Incorporation:

FIRST: The name of the corporation is Wesbanco, Inc.

SECOND: The following Amendment to the Articles of Incorporation was adopted by unanimous vote of the Board of Directors of the corporation on October 23, 2025, in the manner prescribed by W.Va. Code §31D-10-1006 and §31D-6-603:

The corporation has redeemed in full, and hereby cancels, the 150,000 shares of 6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, without par value, as set forth in the Articles of Amendment dated August 6, 2020.

THIRD: Article IV of the Articles of Incorporation of Wesbanco, Inc. shall, accordingly, be amended and re-enacted to read as follows:

IV. The total number of shares of all classes of capital stock which the corporation shall have authority to issue shall be 201,000,000 shares, which shall be divided into 200,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock, without par value.

FOURTH: Except as amended by these Articles of Amendment, and the Articles of Amendment dated September 16, 2025, authorizing the issuance of 230,000 shares of 7.375% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, and the Articles of Amendment dated December 11, 2024, increasing the authorized common stock from 100,000,000 shares to 200,000,000 shares of the par value of $2.0833 per share, the Restated Articles of Incorporation shall remain in full force and effect.

FIFTH: The effective time of these Articles of Amendment is at 5:00 p.m. on the date of filing of these Articles of Amendment.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment to the Restated Articles of Incorporation, as amended, of Wesbanco, Inc., this 17th day of November, 2025.

WESBANCO, INC.

By: /s/ Jeffrey H. Jackson
Jeffrey H. Jackson, President & CEO

And /s/ Linda M. Woodfin
Linda M. Woodfin, Secretary

This instrument was prepared by James C. Gardill, Esq., PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC, 61-14th Street, Wheeling, WV 26003.